Exhibit 99.1
FOR RELEASE THURSDAY NOVEMBER 3, 2005 AT 4:00 PM EASTERN

Contacts:
Brad Cole	Media:
Genomic Health, Inc.	Emily Faucette
650/569-2281	WeissComm Partners
investors@genomichealth.com	415-946-1066
media@genomichealth.com
Genomic Health, Inc. Announces Third Quarter 2005 Financial Results
— First Conference Call as Public Company Today at 4:30 p.m. ET —
—Reports Product Adoption and Reimbursement Progress —
— New Partnership with Bristol-Myers Squibb/ImClone Systems—
Redwood City, CA — November 3, 2005 — Genomic Health, Inc. (NASDAQ: GHDX) today reported financial results for the third quarter and nine months ended September 30, 2005. Total revenue was $1,592,000 in the third quarter of 2005, compared to $167,000 in the third quarter of 2004, driven by growth of Oncotype DX™ product revenue and contract revenue.
“Upon completing our initial public offering, we believe that we have the financial, operational and managerial resources to advance our strategy of providing critical information that enables physicians and their patients to make more informed cancer treatment decisions,” said Randy Scott, Ph.D., Chairman and Chief Executive Officer of Genomic Health.
“Third quarter product revenue grew to approximately $1.4 million, which represents encouraging progress with payors in obtaining reimbursement for Oncotype DX,” added Scott. “Physician usage and acceptance of Oncotype DX is building, as demonstrated by the more than 1,850 tests billed in the third quarter and the increase of physician users to over 1,900 since product launch. We believe that the publication of additional clinical studies in peer-reviewed journals will increase adoption by physicians, which we believe in turn should drive positive coverage decisions by individual payors.”
Third Quarter 2005 Financial Results
Total revenue was $1,592,000 in the third quarter of 2005, compared to $167,000 in the third quarter of 2004. Oncotype DX product revenue was $1,376,000 in the third quarter of 2005, compared to $67,000 in the third quarter of 2004. Currently, product revenue is recognized only as cash is collected for tests billed. The Company recorded $216,000 of contract revenue in the third quarter of 2005 as compared to $100,000 of contract revenue in the third quarter of 2004.
Cost of product revenue was $1,647,000 for the third quarter of 2005 as compared to $343,000 in the third quarter of 2004. While this increase reflects higher testing volume in 2005 versus 2004, the cost per test decreased in the third quarter of 2005 compared to the same period in 2004.
Research and development expenses for the third quarter of 2005 were $2.3 million, compared to $2.4 million for the same period in 2004. This decrease is a result of higher spending on Oncotype DX clinical trial costs in the third quarter of 2004 as compared to the levels of spending on early clinical research programs in the third quarter of 2005.
Selling and marketing, and general and administrative expenses for the third quarter of 2005 were $5.1 million total, compared to $3.2 million for the same period in 2004. This increase is primarily due to costs associated with the sales and marketing of Oncotype DX, ongoing investment in the U.S. commercial field sales team since launching Oncotype DX in the first quarter of 2004 and infrastructure costs incurred in preparing to become a public company.
The Company recorded a net loss of $7.4 million in the third quarter of 2005 compared to a net loss of $5.7 million in the third quarter of 2004. Basic and diluted net loss per share applicable to common stockholders was $2.93 for the third quarter of 2005 compared to $3.12 in the third quarter of 2004.
Financial Results for Nine Months Ended September 30, 2005
Total revenue for the nine months ended September 30, 2005 was $3,276,000, compared to $200,000 for the first nine months of 2004. Total product revenue for the nine months ended September 30, 2005 was $2,960,000, compared to $100,000 for the first nine months of 2004. The Company recorded $316,000 of contract revenue in the nine months ended September 30, 2005 compared to $100,000 of contract revenue for the first nine months of 2004.

Cost of product revenue for the nine months ended September 30, 2005 was $4.5 million, compared to $1.3 million for the comparable period in 2004. These increased costs represent higher test volume, from several hundred assays in 2004 to several thousand in 2005. Research and development expenses for the first nine months of 2005 were $7.0 million as compared to $7.6 million in the first nine months of 2004. Selling and marketing and general and administrative expenses for the first nine months of 2005 were $15.3 million as compared to $9.4 million in the first nine months of 2004.
Net loss for the nine months ended September 30, 2005 was $23.1 million compared to $17.9 million for the nine months of 2004. Basic and diluted net loss per share was $10.69 for the nine months ended September 30, 2005 compared to $10.10 for the nine months in 2004.
On a pro forma basis, basic and diluted net loss per share was $0.39 and $1.23 for the three months and nine months ended September 30, 2005, respectively, compared to $ 0.36 and $1.18 for the same periods in 2004. The pro forma and diluted net loss per share calculations assume the conversion of all outstanding shares of preferred stock into shares of common stock using the as-if-converted method as of January 1, 2004 or the date of issuance, if later.
Cash and Cash Equivalents
Cash and cash equivalents at September 30, 2005 were $17.2 million, compared to $38.3 million at December 31, 2004. The change in cash balance is primarily a result of cash used in operations to support the commercialization of the Oncotype DX test. An additional $53.6 million of net proceeds were raised as a result of the Company’s initial public offering, and $5.0 million was received from a private sale of common stock to Incyte Corporation. Both transactions closed in October 2005 and are not reflected in the September 30, 2005 balance sheet.
Recent Highlights and Accomplishments
“A key to success in our business is to conduct multiple successful clinical studies and publish the results in peer-reviewed medical journals,” stated Kim Popovits, President and Chief Operating Officer of Genomic Health. “We are pleased that our chemotherapy benefit study was published in the October issue of the Journal of Clinical Oncology and believe these types of publications will encourage physician adoption and ultimately drive reimbursement of our test.”
In addition:
•	A previously reported study conducted with Instituto Nazionale Tumore in Milan, Italy and the University of Texas M.D. Anderson Cancer Center in Houston, Texas was published in the Journal of Clinical Oncology in October 2005. The study demonstrated that the Oncotype DX Recurrence Score™ was positively associated with likelihood of a complete pathologic response to chemotherapy (p=0.005), suggesting that the patients who are at greatest recurrence risk are more likely to have chemotherapy benefit.

•	Since its launch, more than 1,900 physicians have used Oncotype DX in treatment planning decisions with their patients.

•	We billed more than 1,850 Oncotype DX tests in the third quarter of 2005, approximately 17 percent of which were through Medicare and Medicaid.

•	To date, several payors including Kaiser Permanente, Highmark Blue Cross and Harvard Pilgrim have established positive reimbursement policies. Recently, Premera Blue Cross in the Pacific Northwest established a reimbursement policy covering over one million lives.

•	We established a collaborative agreement with Bristol-Myers Squibb and ImClone Systems, Inc. to develop a genomic test to predict the likelihood of response to Erbitux(R), a targeted therapy currently approved for the treatment of metastatic colorectal carcinoma. The agreement provides for research funding support and milestone payments and gives the Company commercial rights to diagnostic tests that result from the collaboration.

•	We raised $53.6 million in net proceeds from the sale of approximately 5 million shares of common stock through an initial public offering and an additional $5.0 million was raised through the private sale of 416,666 common shares to Incyte Corporation. Both transactions closed in October.

•	We signed a collaborative agreement with National Surgical Adjuvant Breast and Bowel Project (NSABP) to begin work in colon cancer using our clinical development platform. This is the same group with which we conducted our successful clinical validation studies in breast cancer which led to our Oncotype DX product.

•	We secured space to expand our Redwood City facility, including our CLIA- and CAP-accredited clinical reference laboratory.
Conference Call Details
Genomic Health will broadcast its conference call to discuss third quarter 2005 financial results on November 3, 2005 at 4:30 PM Eastern Time/1:30 PM Pacific Time. To access the live conference call via phone, please dial: (800) 289-0544 from the United States and Canada or (913) 981-5533 internationally. Please dial in approximately ten minutes prior to the start of the call. A telephone replay will be available from November 3 through November 10 and may be accessed by dialing: (888) 203-1112 from the United States and Canada or (719) 457-0820 internationally. The replay passcode is 6244177.
Additionally, you may access the live and subsequently archived webcast of the conference call from the Investor Relations section of the Company’s website at http://investor.genomichealth.com. Please connect to the web site at least 15 minutes prior to the call to allow for any software download that may be necessary. An archived webcast of the call will be available for one year.

About Oncotype DX and Genomic Health
Genomic Health, Inc. (NASDAQ: GHDX) is a life science company focused on the development and commercialization of genomic-based clinical diagnostic tests for cancer that allow physicians and patients to make individualized treatment decisions. In 2004, Genomic Health launched its first test, Oncotype DX™, which has been shown to predict the likelihood of breast cancer recurrence and chemotherapy benefit in early stage breast cancer patients. The Oncotype DX assay represents the first diagnostic gene expression test on the market that provides consistent results across multiple independent trials involving more than 2,600 breast cancer patients, including a large validation study published in the December 30, 2004 edition of The New England Journal of Medicine. For more information about Oncotype DX, go to www.oncotypedx.com or www.genomichealth.com.
Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to our ability to execute our strategy, the circumstances which may result in increased physician use or acceptance of our products, the factors that may contribute to positive coverage or reimbursement decisions, the keys to our business success, the impact of publications in peer-reviewed medical journals on our business, the results of, or progress in, our clinical studies, the applicability of clinical study results to actual outcomes, the results of our collaborative arrangements, our ability to develop diagnostic tests as a result of collaborative arrangements and changes in the way we recognize revenue. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: our ability to increase usage of our test; our ability to develop and commercialize new products; the risk of unanticipated delays in research and development efforts; the risk that we may not obtain reimbursement for our existing test and any future products we may develop; the risks and uncertainties associated with the regulation of our products by the U.S. Food and Drug Administration; our ability to compete against third parties; our ability to obtain capital when needed; our history of operating losses and the other risks set forth in our Registration Statement on Form S-1 (including the final prospectus included therein), which is on file with the Securities and Exchange Commission and is available on the SEC’s website at www.sec.gov. These forward-looking statements speak only as of the date hereof. We disclaim any obligation to update these forward-looking statements.
     NOTE: The Genomic Health logo, Oncotype, Oncotype DX and Recurrence Score are trademarks or registered trademarks of Genomic Health, Inc. All other trademarks and service marks are the property of their respective owners.

Genomic Health, Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except share and per share data)

	For the Three Months Ended		For the Nine Months Ended
	September 30		September 30
	2005	2004	2005	2004

REVENUE:
Product revenue	$1,376	$67	$2,960	$100
Contract revenue	216	100	316	100

Total revenue	1,592	167	3,276	200

OPERATING EXPENSES:
Cost of product revenue	1,647	343	4,520	1,274
Research and development	2,341	2,422	6,971	7,604
Selling and marketing	3,390	2,301	10,805	6,750
General and administrative	1,724	856	4,511	2,689

Total operating expenses	9,102	5,922	26,807	18,317

Operating loss	(7,510)	(5,755)	(23,531)	(18,117)

Other income (expense):
Interest expense	(91)	(1)	(162)	(4)
Other expense	—	—	—	(20)
Interest income	156	83	549	205

Net loss	$(7,445)	$(5,673)	$(23,144)	$(17,936)

Basic and diluted net loss per share	$(2.93)	$(3.12)	$(10.69)	$(10.10)

Shares used to compute basic and diluted net loss per share	2,541,300	1,820,833	2,164,055	1,776,334

Pro forma basic and diluted net loss per share	$(0.39)	$(0.36)	$(1.23)	$(1.18)

Shares used to compute pro forma basic and diluted net loss per share	18,990,089	15,893,322	18,855,192	15,232,841

Genomic Health, Inc.
Condensed Consolidated
Balance Sheets
(in thousands)

	As of	As of
	September 30, 2005	December 31, 2004

	(Unaudited)	(Audited)
Cash and cash equivalents	$17,227	$38,275
Prepaid expenses and other current assets	1,261	976

Total current assets	18,488	39,251

Property and equipment, net	2,958	2,116
Restricted cash	500	—
Other assets	151	171

Total assets	$22,097	$41,538

Accounts payable	$929	$1,101
Other current liabilities	2,547	1,379
Deferred revenue	200	—
Capital leases, short-term	925	—
Capital leases, long-term	2,594	—
Stockholders’ equity	14,902	39,058

Total liabilities and stockholders’ equity	$22,097	$41,538